Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
BankUnited, Inc.:

We consent to the incorporation by reference in the registration statements on Form S‑3ASR (No. 333-227995) and Form S‑8 (Nos. 333‑172035, 333‑179800, 333‑188925, 333‑190586, 333‑192222, and 333‑197808) of BankUnited, Inc. and subsidiaries (the Company) of our reports dated February 26, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three‑year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of the Company.
As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.
/s/KPMG LLP
Miami, Florida
February 26, 2021